UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Covisint Corporation
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COVISINT CORPORATION
_____________________________________________________________

Corporate Headquarters
ONE CAMPUS MARTIUS, SUITE 700
DETROIT, MICHIGAN 48226-5099
(313) 961-4100
July 15, 2014
Dear Covisint Shareholder:
You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Covisint Corporation at 10 a.m., EDT, on Wednesday, August 27, 2014. The meeting will be a virtual meeting of stockholders. You will be able to participate in the meeting, vote, and submit questions during the meeting via the Internet by visiting www.virtual shareholdermeeting.com/COVS2014. A secure control number that will allow you to attend the meeting electronically can be found on the enclosed proxy card.
The following pages contain the formal Notice of the 2014 Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Detailed information about voting your shares is provided in the Questions & Answers section on Page 4 of the Proxy Statement.
Your vote is important because it gives you a voice in the governance of the Company and its future. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are represented at the meeting.
Sincerely,

/s/ Samuel M. Inman, III

Samuel M. Inman, III
President and Chief Executive Officer

COVISINT CORPORATION
One Campus Martius, Suite 700
Detroit, Michigan 48226-5099

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 27, 2014

To the Shareholders:
The 2014 Annual Meeting of Shareholders of Covisint Corporation will be held on Wednesday, August 27, 2014, at 10:00 a.m., EDT. The meeting will be a virtual meeting of shareholders. You will be able to participate in the meeting, vote, and submit questions during the meeting via live webcast by visiting www.virtual shareholdermeeting.com/COVS2014. A secure control number that will allow you to attend the meeting electronically can be found on the enclosed proxy card.
At the meeting, we will ask you to consider and act upon the following matters:

(1)	The election of six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)
A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2015; and

(3) Such other business as may properly come before the meeting.

Shareholders of record of our common shares at the close of business on July 2, 2014, are entitled to notice of the 2014 Annual Meeting of Shareholders and to vote at the meeting. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. On July 2, 2014, we had 37,601,019 outstanding common shares, our only class of stock outstanding.

We call your attention to the attached Proxy Statement. Please vote your shares and indicate whether you plan to attend the meeting either by signing, dating and returning the proxy card or by using the other voting mechanisms described in the Proxy Statement.

A copy of the 2014 Annual Report for the fiscal year ended March 31, 2014, accompanies this notice. The Proxy Statement and 2014 Annual Report of Covisint are also available at http://investors.Covisint.com/.

                        By Order of the Board of Directors,

/s/ Michael A. Sosin

Michael A. Sosin, Secretary
Detroit, Michigan
July 15, 2014

COVISINT CORPORATION

PROXY STATEMENT
2014 Annual Meeting of Shareholders

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	4

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS	6

ITEM NO. 1 - ELECTION OF DIRECTORS	7

ITEM NO. 2 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10

CORPORATE GOVERNANCE	11

Board of Directors	11

Compensation of Directors	15

COMPENSATION OF EXECUTIVE OFFICERS	16

EXECUTIVE COMPENSATION	16

OTHER MATTERS	23

Section 16(a) Beneficial Ownership Reporting Compliance	23

Related-party Transactions	23

Expense of Soliciting Proxies	29

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS	29

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why did I receive proxy materials?
Covisint Corporation is soliciting proxies from holders of our common shares to be voted at the 2014 Annual Meeting of Shareholders to be held at 10 a.m., EDT, on Wednesday, August 27, 2014, and at any adjournment or postponement of that meeting. References to “we,” “us” or “the Company” are to Covisint Corporation.

How are proxy materials furnished?
We are pleased to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing to our shareholders a notice of Internet availability of proxy materials. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies. This Proxy Statement, the accompanying materials, the 2014 Annual report to shareholders and a notice of Internet availability of proxy materials will be first sent to or made available to shareholders and posted on the Internet on or about July 17, 2014.

What if multiple shareholders have the same address?
We will send a single copy of the proxy statement and annual report to any household at which two or more shareholders reside if they appear to be members of the same family. The practice is known as “householding” and enables us to reduce the expenses of delivering duplicate materials to our shareholders. Each shareholder retains a separate right to vote on all matters presented at the meeting. Any shareholder residing at such an address may request a separate copy of these materials at no cost by writing to us at One Campus Martius, Suite 700, Detroit, Michigan 48226-5099, Attn: Investor Relations, or calling us at (313) 961-4100. If you are receiving multiple copies of materials, you may write or call us to request that we send only one copy by using the same address and phone number listed above.

Where will the Annual Meeting be held?

Covisint will be hosting the Annual Meeting live via the Internet. A summary of the information you need to participate in the Annual Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/COVS2014.
• Webcast starts at 10:00 a.m. EDT.

•	Please have your 12-digit control number to enter the Annual Meeting.

•	Information on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/COVS2014.

What will I vote on at the annual meeting?
You will vote on two items:

•	The election of six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified; and

•
A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2015;

Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. However, if any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters to the extent permitted by law in accordance with their best judgment.

Who is entitled to vote?
Shareholders of our common shares at the close of business on July 2, 2014 (the record date), are entitled to notice of the 2014 Annual Meeting of Shareholders and to vote. There are two types of shareholders: “shareholders of record” and “beneficial owners.“ Only shareholders of record are entitled to vote in person at the meeting.

You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.).

You are considered a beneficial owner if your shares are held in a brokerage, bank or other institutional account. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a Vote Instruction Form are forwarded to you by your broker, bank or nominee who is considered to be, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the Vote Instruction Form included in the mailing. You are also invited to attend the Annual Meeting.

How many votes do I have?
Each share you held as of the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What should I do if I received more than one proxy card?
If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How do I cast my vote?
Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder to be represented at the Annual Meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

• Vote by Internet before the Annual Meeting. Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for Internet voting is 11:59 p.m. (EDT) on August 26, 2014.

• Vote by Internet. During the Annual Meeting use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, follow the instructions to vote during the meeting.

If you request paper materials you may also

• Vote by Telephone. Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. (EDT) on August 26, 2014.
• Vote by Mail. Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before August 26, 2014.

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

Can I change or revoke my vote?
If you give a proxy, you may revoke it at any time before it is voted by:

•
Giving our Secretary a written notice of revocation that is dated later than the proxy card (if by mail or courier, sent to: Secretary, Covisint Corporation, One Campus Martius, Suite 700, Detroit, Michigan 48226-5099);

•	Voting again by telephone or Internet (prior to August 26, 2014, at 11:59 p.m., EDT), since only your latest vote will be counted; or

•	Attending the meeting and voting via the Internet. Your attendance at the meeting does not automatically serve to revoke a Proxy.

Who can attend the annual meeting?
Only shareholders with a 12-digit control number may attend the Annual Meeting.

How does the Board of Directors recommend I vote?
All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted in accordance with the following Board recommendations:

Voting Matters	Board Vote Recommendation
(1) Election of six directors	FOR each director nominee named in this proxy statement
Management Proposals
(2) Ratification of Deloitte & Touche LLP as auditors for fiscal year 2015	FOR

What constitutes a quorum?
On July 2, 2014, we had 37,601,019 outstanding common shares, our only class of stock outstanding. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum and to hold the 2014 Annual Meeting of Shareholders.
Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.
What is a broker non-vote?
A broker “non-vote” occurs when the shares that a broker nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the broker nominee has not received specific instruction from the beneficial owner and the broker nominee does not have discretionary voting power to vote on the proposal.

Unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of directors and certain other matters to be considered at the shareholder meeting. For your vote to count on these matters, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the meeting.

How many votes are required for the approval of each item?
There are different vote requirements for the various proposals.

•
For the election of Directors, a quorum must be present and the six nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
The following table shows, as of the close of trading on July 2, 2014, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than 5% of our outstanding common shares. The number of shares beneficially owned is determined according to Securities and Exchange Commission (“SEC”) rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on July 2, 2014, or within 60 days thereafter, through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase our common stock which are not exercisable within the next 60 days. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Covisint Corporation, One Campus Martius, Suite 700, Detroit, Michigan 48226.

Name and Address of Beneficial Owner	Beneficial Ownership of our Common Stock	Percent Ownership
5% Shareholders
Compuware (1)	31,384,920	81.6%

Executive Officers and Directors
Samuel M. Inman, III	−	*
David A. McGuffie	254,000(2)	*
Enrico Digirolamo	31,000(3)	*
W. James Prowse	174,000(4)	*
Steven R. Asam	94,600(5)	*
Bernard M. Goldsmith	33,500(6)	*
William O. Grabe	31,418,420(7)	81.7
Lawrence David Hansen	−	*
Philip F. Lay	−	*
Robert C. Paul	31,630,920(8)	82.2
All directors and executive officers as a group (7 persons)	32,251,520(9)	83.9

*	Less than 1%

(1)	The address of Compuware is One Campus Martius, Detroit, Michigan 48226.

(2)	Includes 246,000 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014.

(3)	Includes 30,000 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014.

(4)	Consists of 174,000 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014.

(5)	Consists of 94,600 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014.

(6)	Consists of 33,500 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014.

(7)
Consists of (i) 33,500 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014; and (ii) 31,384,920 shares of our common stock held by Compuware that Mr. Grabe may be deemed to own by virtue of his status as a member of the Compuware Board of Directors.

(8)
Consists of (i) 246,000 option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014; and (ii) 31,384,920 shares of our common stock held by Compuware that Mr. Paul may be deemed to own by virtue of his status as a member of the Compuware Board of Directors.

(9)
Includes (i) option shares granted in accordance with our 2009 Long Term Incentive Plan exercisable within 60 days of July 2, 2014; and (ii) 31,384,920 shares of our common stock held by Compuware that each of Messrs. Grabe and Paul may be deemed to own by virtue of his status as a member of the Compuware Board of Directors.

ITEM NO. 1 - ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the six director-nominees named in the following summary be elected as our directors, each to hold office until the 2015 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the six nominees receiving the greatest number of votes cast will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.
All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.
The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast (i.e., the top six vote recipients are elected).

Name	Age	Years/ Tenure	Independent	Occupation	Experience/ Qualification	Committee Memberships (1)			Other Public Company Boards
						Audit	Comp	Nom/Gov
Bernard Goldsmith	70	2	Yes	General Partner, Updata Partners	Technology, Finance	C	M	M
William O. Grabe	76	2	Yes	Managing Director, General Atlantic LLC	Finance, Technology, Marketing		M	C	Gartner, Inc., Compuware Corp. Lenovo Group Limited
Lawrence David Hansen	49	1	Yes	Vice President, General Manager, Dell, Inc.	Technology, Sales, Marketing, Leadership	M	C
Samuel M. Inman, III	63	1	No	CEO, Covisint Corporation	Industry, Technology, Finance, Leadership
Philip F. Lay	65	1	Yes	Independent Consultant	Technology, Sales, Marketing, Leadership	M		M

Robert C. Paul	52	6	No	CEO, Compuware Corp.	Leadership, Industry, Technology				Compuware Corporation

(1)	“C” represents the committee chairperson and “M” represents committee member.

A brief description of each nominee's experience and qualifications follows:

Bernard M. Goldsmith
Mr. Goldsmith has served as a director of Covisint since November 2012. Mr. Goldsmith is a general partner of Updata Partners, a private equity firm he co-founded in 1998 that invests in software, Internet and business services companies. Mr. Goldsmith has spent more than 35 years in the information technology industry, as a founder, senior executive, investor, and advisor to leading software and IT services companies. He is an “audit committee financial expert,” as defined by the rules and regulations of the SEC. In 1968, Mr. Goldsmith founded CGA Computer, Inc. (“CGA”), which went public in 1969, and later was taken private with General Atlantic Partners in 1984 through a leveraged buyout. In 1986, CGA’s divisions were sold to Computer Associates and CapGemini, after which Mr. Goldsmith co-founded Updata Software and Sablesoft, both of which were acquired by Online Software and Platinum Technologies, respectively. Mr. Goldsmith has previously served on the boards of directors of several publicly traded companies including: Goal Systems, Compuware (NASDAQ: CPWR), Alphanet, Astea (NASDAQ: ATEA) and Frontstep. He received his Bachelor of Arts degree from Rutgers University. Mr. Goldsmith’s financial expertise, his significant experience in the information technology industry and his strong background in founding, leading, and growing technology companies, as well as his experience in strategic mergers and acquisitions will provide our Board of Directors with valuable insight and leadership.
William O. Grabe
Mr. Grabe has served as a director of Covisint since November 2012. Mr. Grabe has served as a director of Compuware since April 1992. Mr. Grabe possesses broad experience in financial and technology companies. Mr. Grabe is an Advisory Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Prior to his role at General Atlantic, Mr. Grabe was an IBM Vice President and General Manager for the Marketing and Services group at IBM United States. Mr. Grabe is currently a director of Lenovo Group Limited (SEHK: 0992) (Chairing its Compensation Committee) and Gartner, Inc. (NYSE: IT) (Chairing its Governance Committee) and previously served on the boards of directors of InfoTech Enterprises Limited (NSE: INFOTECENT), from 2007 to 2010, and Patni Computer Systems, Ltd., from 2002 to 2011. Mr. Grabe also serves on the Board of Directors for several non-public organizations, including Quality Technology Services, and several not-for-profit organizations including Outward Bound International, the UCLA Anderson School of Management, The Nature Conservancy in Florida, The Santa Lucia Preserve and the Board of Directors of Grand Canyon Trust. Mr. Grabe earned his Bachelor of Science degree from New York University and his Master of Business Administration degree from the UCLA Graduate School of Business. Mr. Grabe’s broad experience as a director of a number of public companies, along with his long career as a private equity investor and former manager at IBM and his 20-year history with Compuware, allow him to bring a unique and valuable perspective to our Board of Directors.

Lawrence David Hansen

Mr. Hansen has been a director since January 2014. Since July 2014, Mr. Hansen has been Vice President and General Manager at Dell, Inc. From December 2012 to June 2014, Mr. Hansen was President and CEO of SafeNet, Inc. a leading provider of data centric security solutions. From February 2012 to December 2012, Mr. Hansen was Vice President and General Manager of BMC Software, Inc., which acquired Numara Software, Inc. where Mr. Hansen was President and CEO from August 2011 to February 2012. During his previous 10 years, he was employed in various roles at CA Technologies, Inc., including General Manager, Enterprise Solutions and Cloud Products, General Manager Management Products and Solutions, Corporate Senior Vice President and General Manager of Security Management Products. Mr. Hansen’s significant knowledge of all aspects of the cloud computing industry ranging from security to sales provides our Board of Directors with valuable insight and experience.

Samuel M. Inman, III

Mr. Inman has served as a director of Covisint since January 2014, and as Interim President and Chief Executive Officer of Covisint since March 2014. Effective May 22, 2014, Mr. Inman became the permanent President and Chief Executive Officer of Covisint. From April 2011 to May 22, 2014, Mr. Inman served as an independent consultant providing advice to the management and boards of directors of technology companies.  From April 2008 through April 2011, Mr. Inman was President and CEO of Comarco Wireless Technologies, Inc. a technology company with extensive intellectual property for power adapter products.  Mr. Inman has extensive experience in the management of technology companies including being CEO of Viking Components, Inc. and Centura Software Corporation.  Mr. Inman has been a director of Comarco Wireless Technologies, Inc. (CMRO); Centura Software Corporation (CNTR); and Objectshare, Inc. (OBJS). Mr. Inman’s industry perspective, broad leadership experience, and his ability to manage technology companies for success provide an important skill set to our Board of Directors.

Philip F. Lay
Mr. Lay has been a director since January 2014. From December 2012 to the present, Mr. Lay has served as an independent strategic consultant providing advice to the management and boards of directors of technology companies. Mr. Lay brings to our Board of Directors a strong background in advising, managing and leading a variety of technology companies. From March 2003 through November 2012, Mr. Lay was Managing Director and co-founder of TCG Advisors LLC, a market and operating strategy consulting firm for technology companies. Prior to TGC Advisors, Mr. Lay was a managing director at The Chasm Group, the strategy consulting firm originally founded in 1991 by Geoffrey Moore. Previously, Mr. Lay co-founded, operated and sold TGR Software Ltda., a software company originally based in Sao Paulo Brazil, and he was involved in sales and general management at IBM UK, Informatics Brazil, and Cincom Systems, Brazil. Mr. Lay graduated in liberal arts (French and History of Fine Arts) from the University of Reading, Berkshire, UK and the University of Aix-Marseille, in Provence, France. Mr. Lay is also a visiting professor at IESE Business School in Barcelona, Spain. Mr. Lay’s deep expertise in market and operating strategy for technology companies provides an important skill set to our Board of Directors.

Robert C. Paul
Mr. Paul has been a director of Covisint since April 2008. He was appointed as the Chairman of our Board of Directors in November 2012. Mr. Paul has served as Compuware’s Chief Executive Officer since June 2011 and previously served as its President and Chief Operating Officer from April 2008 to June 2011. He has been a member of the Board of Directors of Compuware since August 2010. Mr. Paul brings to our Board of Directors a strong background in managing and leading a variety of technology companies. Prior to April 2008, Mr. Paul was President and Chief Operating Officer of the Covisint division of Compuware since Compuware purchased substantially all of the assets of Covisint LLC (our predecessor) in March 2004. Prior to the acquisition, Mr. Paul spent nearly three years at Covisint LLC as its Chief Executive Officer and President. From February 2007

through July 2007, Mr. Paul served on the Board of Directors of Blackhawk Systems, Inc. Prior to his employment with Covisint LLC, Mr. Paul served as President of Future 3, a provider of supply chain management software applications for the automobile industry. Prior to that, he served as President and Chief Operating Officer of Coherent Networks, Inc. Mr. Paul also served on the Board of Directors of the Oakland University Business School. Mr. Paul attended Aquinas College and the University of Michigan. Mr. Paul’s industry perspective, leadership experience, intimate knowledge of Covisint and his ability to position technology companies for success provide an important skill set to our Board of Directors.

The Board of Directors unanimously recommends a vote FOR these nominees.

ITEM NO. 2 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 2013 and audited our consolidated financial statements for fiscal 2014. Subject to the shareholders' ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2015. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2015, the Audit Committee carefully considered the firm's qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2014 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to audit-related questions.
As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company's independent registered public accounting firm for fiscal 2015. If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders' best interests.
The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte as the independent registered public accounting firm to audit the Company's fiscal 2015 consolidated financial statements.
Independent Auditor Fees
The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit fees………………………………….…………………..	$725,000	$2,185,000
Audit-related fees………………………………….………….	-0-	195,000
Total fees………………………………….…………………..	725,000	2,380,000

Audit Fees
For Fiscal 2013 Fees, the aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our financial statements for 2011, 2012, and 2013, as required for our Registration Statement on Form S-1. For Fiscal 2014 Fees, the aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our financial statements, as required for our Registration Statement on Form S-1, the review of the interim financial statements included in our Form 10-Q for the 2nd and 3rd quarters of 2014, and the audit of the Company’s 2014 financial statements included in our Annual Report on Form 10-K.
Audit-Related Fees
Audit-related fees are for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2013, these fees included professional services rendered for process control audits unrelated to the consolidated financial statements of the Company.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

In fiscal 2014, all audit services and all non-audit services were approved by the Audit Committee of Compuware Corporation, our parent corporation. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company's independent registered public accounting firm for fiscal 2015, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte's independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Covisint and determined the services were permitted under applicable rules, and does not consider the provision of such services by Deloitte to be incompatible with Deloitte's independence.

The Board unanimously recommends a vote “FOR” the above resolution.

CORPORATE GOVERNANCE
We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly and ethically.

The Board's committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate

Governance section of the “Investor Relations” page at www.Covisint.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company's website.

Board of Directors

Director Independence

Because Compuware controls a majority of our outstanding voting power, we are a “controlled company” under the NASDAQ Global Select Market corporate governance rules and, therefore, are not required to have a majority of our Board of Directors be independent or have independent director oversight of executive officer compensation and director nominations. We do not rely on the exemptions from NASDAQ Global Select Market corporate governance requirements available to controlled companies.
Our Board of Directors undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, our Board has determined that Bernard M. Goldsmith, William O. Grabe, Lawrence David Hansen and Philip F. Lay meet the independence requirements of NASDAQ in connection with their service on the Board and any committee of the Board of which they are a member. In making this determination, our Board of Directors considered the relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director.

Meetings

Our Board of Directors met six times in fiscal 2014. Each of director attended at least 75% of the board meetings and committee meetings upon which they served. The Board encourages all directors to attend our Annual Meeting of Shareholders.

Board Leadership Structure

Our Board of Directors is led by our chairman, Robert C. Paul. The chairman of the board chairs all meetings of our Board of Directors, including executive sessions. The chairman of the board also acts as liaison between the independent directors and management. We believe that having different people serving in the roles of chairman of the board and Chief Executive Officer is an appropriate and effective organizational structure for our company at this time. Separating these positions allows our chairman of the board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management, while enabling our Chief Executive Officer to focus his time on our day-to-day business. The Board of Directors further recognizes the commitment required to serve as our chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow, as well as the time, effort and energy that our Chief Executive Officer is required to devote to his position. However, we also recognize that no single leadership model is right for all companies at all times, and that depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the board and Chief Executive Officer, might become appropriate. Accordingly, the Board of Directors anticipates periodically reviewing its leadership structure.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below.
Audit Committee
Our Audit Committee is currently comprised of Mr. Goldsmith, who is the chair of the Audit Committee, and Messrs. Hansen and Lay. We believe that the composition of our audit committee and our Audit Committee’s charter and functioning comply with the requirements for independence under current NASDAQ Global Select Market and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NASDAQ Global Select Market listing standards. In addition, our Board of Directors has determined that Mr. Goldsmith is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit Committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	will review the adequacy and effectiveness of our internal control policies and procedures and review our critical accounting policies;

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	will review our annual, quarterly and periodic reports related to financial matters to be filed with the SEC.

Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee's responsibility is generally to monitor and oversee these processes.
In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2014, with our management and our independent registered public accountants;

•
discussed with our independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; and

•	discussed with our independent registered public accountants their independence.
Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2014, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, for filing with the SEC.
By the Audit Committee,
Bernard M. Goldsmith
Lawrence David Hansen

Philip F. Lay

Compensation Committee
Our Compensation Committee is currently comprised of Mr. Hansen, who is the chair of the Compensation Committee, and Messrs. Goldsmith and Grabe. The composition of our Compensation Committee meets the requirements for independence under current NASDAQ Global Select Market rules. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board of Directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews, approves and makes recommendations to our Board of Directors regarding incentive compensation and equity plans;

•
will review the compensation discussion and analysis to be included in our annual and quarterly reports to be filed with the SEC and our compensation report to be included in our annual proxy statement; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
Nominating and Governance Committee
Our Nominating and Governance Committee is currently comprised of Mr. Grabe, who is the chair of the nominating and governance committee, and Messrs. Goldsmith and Lay. The composition of our Nominating and Governance Committee meets the requirements for independence under current NASDAQ Global Select Market rules. Our Nominating and Governance Committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;

•	evaluates the performance of our Board of Directors and of individual directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our Board of Directors regarding corporate governance guidelines and matters.
The Nominating and Governance Committee does not have a formal diversity policy in place but will consider diversity of relevant experience, expertise and background, among other factors, in identifying nominees for directors.

Consideration of Director Nominees. In evaluating and determining whether to recommend a person as a candidate for election as a director, the board considers qualifications such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors. The board believes that it is important that directors have diverse backgrounds and qualifications and it considers experience, education and ethnicity, among other things, when identifying and evaluating board candidates.

Identifying Director Nominees. The board may employ a variety of methods for identifying and evaluating director nominees. The board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board's attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.
Consideration of Candidates Recommended by Shareholders. The Nominating/Governance Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2015 Annual Meeting of Shareholders.” These include, without limitation, submission to the Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Nominating/Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.
Communications with the Board
Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Covisint Corporation, One Campus Martius, Suite 700, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the Chairman or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to presenting them to the Chairman or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Compensation of Directors

Standard Director Compensation Arrangement

The current directors’ compensation program provides director’s two alternative compensation models to select from: a three-year compensation plan or an annual compensation plan. Under the three year compensation plan, the director is granted Covisint non-qualified stock options valued at $375,000 (utilizing the Black-Scholes formula to determine the fair market value of the grant) on the date of the director’s first appointment or election to the Board (the “Director’s Commencement Date”), or on the third anniversary of the original grant. The options vest in equal parts on the first three anniversaries of the grant date. The annual compensation plan consists of three elements: an annual equity award, an annual cash retainer for Board service and annual cash retainers for committee membership. Each director selecting the annual compensation plan receives (a) an annual option grant awarded on the Director’s Commencement Date and each anniversary thereafter valued at $100,000 (utilizing the Black-Scholes formula to determine the fair market value of the grant) and vesting in equal parts over four (4) years; (b) an annual cash retainer of $25,000 payable annually on the Director’s Commencement Date and each anniversary thereafter; and (c) a committee membership annual cash retainer payable on annually on the Director’s Commencement Date and each anniversary thereafter. The cash retainer amount is based on the Committee and the director’s role on the Committee as follows:

Committee	Chairperson	Member
Audit	$15,000	$5,000
Compensation	$10,000	$3,750
Nominating/Governance	$5,000	$2,500

On March 4, 2013, Messrs. Goldsmith and Grabe were granted options to purchase 100,500 shares of our common stock at an exercise price of $6.77 per share, which represented fair market value on the date of grant. Mr. Inman selected the three year compensation plan, and, on January 10, 2014, he was granted options to purchase 59,301 shares of our common stock at an exercise price of $13.22 per share, which represented fair market value on the grant date. Messrs. Hansen and Lay selected the annual compensation plan, and on January 10, 2014, they were granted options to purchase 15,483 shares of our common stock at an exercise price of $13.22 per share. No directors are compensated specifically for attendance at meetings. We reimburse non-employee directors for out-of-pocket expenses they incur for attending Board of Directors and committee meetings.

Director Compensation Table

The following table sets forth information concerning the compensation during fiscal 2014 of our non-employee directors.

Name	FY14 Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bernard M. Goldsmith	--	--	--	--
William O. Grabe	--	--	--	--
Lawrence David Hansen	33,750	101,723	--	135,473
Philip F. Lay	32,500	101,723	--	134,223
Robert C. Paul	--	--	--	--

COMPENSATION OF EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Named Executive Officers
For fiscal year ended 2014, our Named Executive Officers were Samuel M. Inman, III, our current Chief Executive Officer, David A. McGuffie, our former Chief Executive Officer, Enrico Digirolamo, our Chief Financial Officer, and Steven R. Asam, Senior Vice President of Delivery, Operations and Engineering. We refer to these individuals collectively as our “Named Executive Officers” or “NEOs.” On March 12, 2014, Mr. McGuffie ceased to be our Chief Executive Officer. On the same date, Mr. Inman became the interim Chief Executive Officer. On May 22, 2014, Mr. Inman became our permanent Chief Executive Officer. On July 10, 2013, Mr. Digirolamo became our Chief Financial Officer.
SUMMARY COMPENSATION TABLE
Except as noted below, the following table sets forth information concerning the annual and long-term compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ended March 31, 2014 and March 31, 2013, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Samuel M. Inman, III (5)	2014	23,226	0	0	380,419	0	0	403,645
Chief Executive Officer and President

David A. McGuffie (6)	2014	420,000	0	0	420,000(7)	0	4,433	844,433
Former Chief Executive Officer and President	2013	420,000	0	140,000	139,974	153,216	4,254	857,444

Enrico Digirolamo	2014	217,045(8)	0	0	719,067	0	750	936,862
Chief Financial Officer

Steven R. Asam	2014	233,067	0	0	114,694	0	3,519	351,280
Senior Vice President	2013	230,000	0	38,332	132,181	52,440	3,641	456,594

(1)
Except as noted below, represents the award date fair value associated with restricted stock units, or RSUs, awarded in the respective fiscal years, calculated in accordance with ASC 718-10 “Share Based Payment,” excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited combined and consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2014. These awards were granted under Compuware’s Long Term Incentive Plan, or the Compuware LTIP, in connection with Compuware’s Executive Incentive Program, or EIP, in place for the respective fiscal years.

(2)
Represents the grant date fair value associated with stock options awarded in the respective fiscal years, calculated in accordance with ASC 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that the option holder may realize from the exercise of stock options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited combined and consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2014. Except as noted below, these awards were granted under Compuware’s LTIP in connection with Compuware’s EIP in place for the respective fiscal years.

(3)	Represents the total dollar amount earned under the EIP. For the fiscal 2013 EIP, our Named Executive Officers were paid the amount shown in the table above in fiscal 2014.

(4)	For fiscal 2014, represents company matching contributions under the 401(k) component of the Compuware employee stock ownership and 401(k) plan for Messrs. McGuffie and Asam.

(5)
Mr. Inman was named Interim President and Chief Executive Officer on March 12, 2014, replacing Mr. McGuffie. Mr. Inman was an independent contractor, until May 22, 2014, when he was made the permanent President and Chief Executive Officer. The salary amount reported for fiscal 2014 represents compensation earned while he was serving as an independent contractor of the Company in his role as interim President and Chief Executive Officer. The option award amount reported for fiscal 2014 represents payment for his service as an independent director.

(6)	On March 12, 2014, Mr. McGuffie was replaced by Mr. Inman as Interim President and Chief Executive Officer.

(7)	The stock options granted to Mr. McGuffie in fiscal 2014 were forfeited on June 30, 2014, in their entirety in connection with Mr. McGuffie’s Separation Agreement with the Company.

(8)	As noted above, Mr. Digirolamo joined the Company on July 10, 2013. The salary amount reported for fiscal 2014 represents his partial-year compensation.
Narrative Discussion of Summary Compensation Table
Employment Agreements
We have not entered into any employment agreements with any of our Named Executive Officers other than standard at-will agreements applicable to all of our employees, severance agreements to address potential changes of control in Covisint or Compuware, Mr. Inman’s Severance Agreement and Mr. McGuffie’s Separation Agreement addressing the terms of his separation from the Company. See “Payments upon a Potential Termination of Employment or Change in Control.”
Executive Incentive Program
Annual and long-term incentive opportunities have historically been provided under Compuware’s Executive Incentive Program, or “EIP.” For fiscal 2014, the EIP was comprised of an annual cash incentive award and a long-term equity award.
Compuware’s compensation committee, in consultation with Compuware’s CEO, approved performance criteria and goals for measuring corporate performance for use with respect to the annual cash incentive award portion of the EIP.
The 2014 annual cash incentive award for Covisint’s executive officers focused on the performance of Covisint, specifically revenue (“Revenue”) and contribution margin (“Margin”). The Covisint Board of Directors determined that the long-term incentive award portion of the EIP was 100% based upon the issuance of Covisint non-qualified stock options, without regard to specific performance measures.

To illustrate the annual and long-term mix, the following table provides hypothetical examples of the fiscal 2014 EIP components at the various tiered targets for an NEO with an annual salary of $400,000 and performance levels attained at target:

Annual EIP Target	Annual Incentive Award		Long- Term EIP Target	Long -Term EIP Total Value	Long-Term Incentive Awards
	70% COVS Revenue	30% COVS Margin			100% Stock Option(1)
100%	$320,000	$80,000	100%	$400,000	$ 400,000
50%	$160,000	$40,000	50%	$200,000	$ 200,000

(1)	The number of shares awarded as stock options will be determined by applying a Black-Scholes pricing model calculation to the target dollar value.

Annual Cash Incentive Awards under the EIP
Compuware’s executive management approved performance under the fiscal 2014 EIP for the Annual Incentive Award to be measured according to Revenue and Margin, defined as follows:

•	Revenue—defined as Covisint’s revenue during the fiscal year in conformity with U.S. GAAP.

•	Margin—defined as Covisint’s revenue less operating expenses of the business, excluding certain administrative and general costs for the fiscal year.
For the fiscal 2014 EIP, there were three performance levels of attainment established for each of the Covisint Revenue and Margin components (see chart below), with cash award amounts prorated between each performance level based on Covisint’s actual results. If Covisint met 100% of its Revenue target and 100% of its Margin target, each NEO would receive an Annual Incentive Award equal to 100% of his Annual EIP Target (as described in the table below), seventy percent (70%) for meeting the Covisint Revenue target and thirty percent (30%) for meeting the Covisint Margin target. If Covisint’s performance was below the threshold level for any component, no cash award would be earned with respect to that component. If Covisint’s performance exceeded the maximum level, the cash award would be capped at the maximum payout level.

	Revenue Performance		Margin Performance
	Performance Levels($)	% of NEOAward	Performance Levels ($)	% of NEO Award
Minimum Threshold	106,500,000	50	2,500,000	50
Target	115,000,000	100	4,000,000	100
Maximum	122,500,000	200	6,000,000	200
If Covisint meets or exceeds the minimum thresholds for Revenue and Margin, the cash incentive referred to as the “Annual Incentive Award,” is paid shortly after Covisint’s fiscal year-end results of operations are final.
An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a prorated payment of the Annual Incentive Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Incentive Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Incentive Awards payments. Unless Company’s compensation committee determines otherwise, an Annual Incentive Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.
In fiscal 2014, Covisint’s performance was less than the minimum threshold for Revenue and Margin. Accordingly, no cash bonuses were earned or paid to Covisint executives under the fiscal 2014 EIP.

Long-Term Equity Awards under the EIP
To enhance the link between creating shareholder value and long-term incentive compensation, the Company’s compensation committee has the authority to grant equity awards to our NEOs under the Covisint LTIP. On January 15, 2014, Messrs. McGuffie, Digirolamo and Asam were granted Covisint stock options as part of the 2014 EIP. These options vest in equal parts over four years.
Stock options were awarded with an exercise price equal to the closing price of Covisint common stock on the last trading day immediately preceding the date of grant in accordance with the terms of the Covisint LTIP. The stock options generally vest annually in equal installments over a four-year period provided that the participant remains continuously employed by us or one of our affiliates (including Compuware) during that time. Stock options expire ten years after the date of grant.
One-Time Grant to Mr. Inman
On July 1, 2014, as part of his compensation package approved by the Board at the time of his hire as President and Chief Executive Officer, the Company granted Mr. Inman (a) stock options to purchase 750,000 shares of the Company’s common stock with an exercise price of $4.86 per share and (b) 182,193 restricted stock units. The options and the restricted stock units both vest in equal parts on the first three anniversaries of the grant date. The option expires 10 years after the grant date. All of the unvested option shares and restricted stock units will immediately vest and be exercisable on the date of the termination of Mr. Inman’s employment through the option expiration date: (1) in the event that the Mr. Inman ceases to be employed due to his death or disability; (2) under the circumstances set forth in Mr. Inman’s Severance Agreement; (3) in the event Mr. Inman is terminated by the Company without Cause as defined in the Severance Agreement; or (4) if he is constructively terminated following the effective date of a change in control of the Company.
One-Time New Hire Grant to Mr. Digirolamo
On August 7, 2013, the Covisint Board approved a grant of stock options under the Covisint LTIP to Mr. Digirolamo, our new Chief Financial Officer, to purchase 120,000 shares of Covisint common stock. The exercise price for such options is $7.18 per share. One-quarter of the stock options vested upon October 1, 2013 (i.e., the consummation of our initial public offering), and one-quarter will vest on each of October 1, 2014, October 1, 2015, and October 1, 2016, respectively. If a change in control of Covisint occurs and Mr. Digirolamo’s employment is terminated by Covisint without cause or by him for good reason within 12 months of such change in control, all of the options will fully vest. These options expire 10 years after the grant date.

Outstanding Equity Awards Table at Fiscal Year End 2014
The following table provides information on the holdings of option and stock awards by our Named Executive Officers as of March 31, 2014. Except as otherwise noted below, all stock options and restricted stock units were granted by Compuware Corporation to our NEOs under the Compuware Long Term Incentive Plan and relate to Compuware common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David A. McGuffie
	06/22/2005	18,561	0	7.245	06/22/2015	-	-
	08/22/2006	19,675	0	7.28	08/22/2016	-	-
	11/08/2007	19,675	0	9.40	11/08/2017	-	-
	04/17/2008	100,000	0	7.85	04/17/2018	-	-
	09/02/2008	30,000	0	11.43	09/02/2018	-	-
	08/25/2009	246,000 (4)	369,000	1.73	08/25/2019	-	-
	07/01/2011	16,787	16,787(5)	9.76	07/01/2021	-	-
	07/26/2011	5,000	0	9.90	07/26/2021	-	-
	09/01/2012	8,547	25,638(5)	9.99	09/01/2022	-	-
	04/14/2010	0	0	-	-	6,064	63,882
	07/01/2011	0	0	-	-	7,508	78,834
	09/01/2012	0	0	-	-	11,001	115,511
	01/15/2014		66,561 (6)	12.44	01/15/2024	-	-

Samuel M. Inman, III	01/10/2014		59,301(7)	13.22	01/10/2024	-	-
Enrico Digirolamo	08/07/2013	30,000	90,000 (8)	7.18	08/07/2023	-	-
	01/15/2014		23,771 (9)	12.44	01/15/2024	-	-
Steven R. Asam
	10/01/2008	9,500	0	11.43	10/01/2018	-	-
	08/25/2009	87,600 (10)	131,400	1.73	08/25/2019	-	-
	07/01/2011	0	4,256(5)	9.76	07/01/2021	-	-
	09/01/2012	0	7,020(5)	9.99	09/01/2022	-	-
	03/04/2013	7,000 (8)	14,000	6.77	03/04/2023	-	-
	04/14/2010	0	0	-	-	1,440	15,120
	07/01/2011	0	0	-	-	1,903	19,982
	09/01/2012	0	0	-	-	3,012	31,626
	01/15/2014	0	18,589 (5)	12.44	1/15/2024

(1)
Unless otherwise noted below, 50% of the options become exercisable on the third anniversary of the date of grant, and 25% of the options vest on each of the fourth and fifth anniversaries of the date of grant.

(2)	Unless otherwise noted below, 25% of the RSUs vest on each of the first through fourth anniversary of the date of grant.

(3)	Based upon the closing price of Compuware’s shares of common stock on the NASDAQ Global Select Market on March 31, 2014 (i.e., the last trading day of our fiscal year) of $10.50.

(4)
Pursuant to Mr. McGuffie’s Separation Agreement and option amendment in December 2012, one hundred (100%) percent of this grant is vested; 40% of the option must be exercised in calendar year 2014, and 60% must be exercised in calendar 2015. ”

(5)	Twenty-five percent (25%) of the options become exercisable on each of the first through fourth anniversary of the date of grant.

(6)	Under the terms of Mr. McGuffie’s Separation Agreement, these Covisint options were forfeited and cancelled on June 30, 2014.

(7)	One-third of the options become exercisable on each of the first through third anniversary of the date of grant.

(8)
One-quarter of these options became exercisable on October 1, 2013, upon consummation of our initial public offering, and one-quarter will become exercisable on each of October 1, 2014, October 1, 2015, and October 1, 2016.

(9)
One hundred (100%) percent of this option is vested; forty (40%) percent must be exercised in calendar 2014, thirty (30%) percent must be exercised in calendar 2015, and thirty (30%) percent must be exercised in calendar 2016.

Covisint Corporation 2009 Long Term Incentive Plan
Grants of equity-based awards are made under the Covisint LTIP. We have reserved 7,500,000 of our common shares for issuance under the Covisint LTIP, subject to adjustment for forfeitures, cancellations, expirations and other terminations, and for changes made to the outstanding common shares by reason of any mergers, stock splits or similar transactions. The Covisint LTIP is administered by the Covisint Board for the period prior to the initial public offering and will be administered by the Compensation Committee of the Covisint Board thereafter. The administrator of the Covisint LTIP may grant stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the respective plan. The terms of each award are set forth in a written agreement with the recipient. All employees and directors of Covisint and its subsidiaries who are selected by the administrator in its sole discretion from time to time are eligible to participate in the Covisint LTIP. The following describes the Covisint LTIP.
Options and stock appreciation rights may not be exercised after the tenth anniversary of the grant date. The exercise price of any option or stock appreciation right must not be less than the fair market value of our common shares on the grant date. Payment upon exercise of an option may be made in cash or pursuant to various cashless methods. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Option and stock appreciation right awards may not include rights to dividend equivalents or reload option grants. Incentive stock options are subject to certain additional limitations.
Awards of restricted stock and restricted stock units are subject to restrictions on transferability and alienation and other restrictions as the relevant administrator may impose. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other holders of our common stock, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the relevant administrator’s discretion. Restricted stock units may be payable in common shares or cash as of the vesting date.
Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the relevant administrator determines. A participant will be entitled to vote any shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goals.
Incentive awards may be based on the attainment of company performance levels as established by the administrator. Incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the administrator.

The administrator may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance stock units or incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m) of the Code. The Covisint LTIP also contains limitations on the amount of grants if intended to comply with the performance-based compensation exemption under Section 162(m) of the Code.
The Covisint LTIP permits the administrator to determine in the grant agreement the consequences of termination of employment or services, and contains provisions in the event the grant agreement is silent. Unless otherwise set forth in an applicable award agreement, unvested awards (i) are generally forfeited upon a termination for any reason other than death, and (ii) become fully vested upon participant’s death. Awards are not transferable other than by will or the laws of descent and distribution or the consent of the administrator, and stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime.
No new awards may be granted under the Covisint LTIP after August 24, 2019. The administrator may terminate the plan or the granting of any awards under the plan at any time. In addition, the administrator may amend the plan and the terms of outstanding awards, but the approval of shareholders or, in the case of outstanding awards, recipients, is required for certain amendments.

Awards under the Covisint LTIP are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the Covisint LTIP. The administrator may provide that upon a change in control transaction, outstanding options and stock appreciation rights become fully exercisable; any restricted stock and RSUs become vested and transferable; any performance goals are deemed satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or awards may be treated in any other way as determined by the administrator. The administrator may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price.
Payments upon a Potential Termination of Employment or Change in Control
In June 2013, we entered into a Severance Agreement with Mr. Asam. Under the terms of this agreement, if Mr. Asam’s employment is terminated following a change in control of Compuware, but prior to December 31, 2014, either by us without cause or by the executive for good reason, he would be entitled to receive a lump sum severance payment, in cash equal to one-half (1/2) times the sum of (i) his base salary and (ii) his target annual bonus under any annual bonus or incentive plan applicable to him. In addition to the foregoing, Mr. Asam would be entitled to receive, for the six (6) month period immediately following the date of his termination for himself and his dependents, health, life, disability and accident insurance benefits at no greater after-tax cost to the executive than the after-tax cost to him immediately prior to his termination.

On July 10, 2013, we entered into a Severance Agreement with Mr. Digirolamo. Under the terms of that agreement, if Mr. Digirolamo’s employment is terminated following a change in control of Compuware, but prior to December 31, 2014, either by us without cause or by him for good reason, he would be entitled to receive a lump sum severance payment, in cash equal to one-half (1/2) times the sum of (i) his base salary and (ii) his target annual bonus under any annual bonus or incentive plan applicable to him; provided, however, if a change in control of Compuware occurs prior to January 10, 2014, Mr. Digirolamo will instead receive a severance payment equal to one-quarter (1/4) times the sum of (i) and (ii) above. In addition to the foregoing, Mr. Digirolamo would be entitled to receive, for the six (6) month period immediately following the date of his termination for himself and his dependents, health, life, disability and accident insurance benefits at no greater after-tax cost to the executive than the after-tax cost to him immediately prior to his termination.
In April 2014, the Company entered into a Separation Agreement with Mr. McGuffie. Under the Separation Agreement, Mr. McGuffie remained employed by the Company until June 30, 2014, with full benefits and salary. In consideration for a full release of claims, beginning on July 1, 2014 through March 31, 2015, Mr. McGuffie will receive severance payments in the form of salary continuation at his rate in effect on July 1, 2014 paid in accordance with the Company’s regular payroll practices. The Company will also reimburse Mr. McGuffie for the cost of his COBRA coverage for his health and other benefits selected by him through March 31, 2015. Pursuant to the terms of the Separation Agreement, Mr. McGuffie’s Compuware stock options received the following treatment: (a) his vested and exercisable Compuware stock options remain exercisable through March 31, 2015; (b) his unvested Compuware stock options continue to vest and become exercisable as if he remained employed; and (c) any outstanding Compuware stock options will be terminated and forfeited on March 31, 2015. All of Mr. McGuffie’s Compuware restricted stock units, vested effective June 30, 2014. Pursuant to the terms of the Separation Agreement, Mr. McGuffie’s Covisint stock options received the following treatment: (x) any Covisint stock options granted prior to November 1, 2012 will remain exercisable pursuant to the terms of the original agreement, and (y) any Covisint stock options granted on or after November 1, 2012 were terminated and forfeited on June 30, 2014.

On July 1, 2014, we entered into a Severance Agreement with Mr. Inman. The Severance Agreement with Mr. Inman has an original term through December 31, 2016, with automatic one-year renewals unless either party provides 15 months’ notice of its intent to not renew. Mr. Inman’s Severance Agreement will expire 24 months following the date of a change in control of the Company (as such term is defined in the Severance Agreement). Under the Severance Agreement, Mr. Inman agrees, following a potential change in control to remain employed until the earlier of (a) a change in control, (b) six months after a potential change in control or (c) his termination of employment.

Under the terms of Mr. Inman’s Severance Agreement, if Mr. Inman experiences a “qualifying termination,” the Company will provide him with the following severance payments and benefits: (i) a cash lump sum payment in an amount equal to one times his annual base salary and the target annual cash bonus; (ii)

reimbursement for 12-months of COBRA continuation coverage, provided Mr. Inman timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect for the 12-month period; (iii) a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to him for any year prior to the year of termination and which is contingent only on his continued employment and an amount equal to the pro rata portion of the award he would have earned with respect to the year in which the termination occurs; and (iv) full vesting of any outstanding stock options or stock awards. For this purpose, a “qualifying termination” means Mr. Inman’s employment is terminated by the Company for any reason other than for “cause”, death or “disability” or Mr. Inman terminates his employment for “good reason” during the term of the Severance Agreement (as such terms are defined in the Severance Agreement). Mr. Inman’s Severance Agreement provides that if payments and benefits provided to Mr. Inman would constitute an “excess parachute payment” for purposes of Section 280G of the Code, he will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.
Other than the agreements described immediately above, we have not entered into any employment, severance or separation agreements with any of our NEOs. However, the NEOs have unvested stock options and RSUs that, as described below, may be immediately vested due to their death or disability or a change in control of either Compuware or Covisint.
Each of the stock options granted under the Covisint LTIP would become immediately and fully vested and exercisable upon a change in control of Covisint. There is no acceleration of vesting for such options if the NEO terminates employment for any reason. Additionally, the stock options granted under the Covisint LTIP would expire upon a change in control of Compuware.
Each of the stock options granted under the Compuware LTIP would become immediately and fully vested and exercisable upon a (i) change in control of Compuware or (ii) the NEO’s death or disability, except those stock options granted in fiscal 2014 will only vest in connection with a change in control if the recipient also incurs an involuntary termination of employment (other than for cause) within 12 months following such change in control. There is no accelerated vesting of these options if a change in control of Covisint occurs.

Each of the RSUs granted under the Compuware LTIP would become immediately and fully vested upon (i) a change in control of Compuware or (ii) the NEO’s death or disability, except those RSUs granted in fiscal 2013 will only vest in connection with a change in control if the recipient also incurs an involuntary termination of employment (other than for cause) within 12 months following such change in control.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to sporting and special events and travel expenses for spouses to certain Company conferences. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

Deductibility of Executive Compensation
Code Section 162(m) restricts the deductibility of executive compensation paid to the Company's CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from vesting RSUs and the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company's other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee may continue to approve non-deductible compensation in appropriate circumstances.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2014, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were met during fiscal 2014, with the exception of one late Form 4 filed by Mr. Digirolamo to report his purchase of shares on September 27, 2013.
Related-party Transactions
The charters of our Audit Committee and Nominating and Governance Committee require that any transaction with a related party, including transactions that must be reported under applicable rules of the SEC (other than compensation-related matters), must be reviewed and approved or ratified by the Audit Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by the Nominating and Governance Committee.
Relationship with Compuware
Prior to our IPO, we operated as a division of Compuware since 2004, and effective as of January 1, 2013, upon the contribution by Compuware to us of substantially all of the assets and liabilities related to our business, we have operated as a subsidiary of Compuware. Following the IPO, Compuware has continued to own greater than 80% of our common stock. Compuware has the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all our directors.
We have entered into a number of arrangements with Compuware in the ordinary course of business relating to our business and our relationship with Compuware. The material terms of such agreements with Compuware relating to our historical relationship and our relationship with Compuware in the future are described below. We do not currently expect to enter into any additional agreements or other transactions with Compuware, outside the ordinary course, or any of our directors, officers or other affiliates other than those specified below.

Historical Relationship with Compuware
We have operated as a division of Compuware since 2004, and as of January 1, 2013, upon the contribution by Compuware to us of substantially all of the assets and liabilities related to our business, we have operated as a subsidiary of Compuware. As a result, in the ordinary course of our business, we have received various services provided by Compuware, including facilities, information technology, tax, internal audit, accounting, finance, human resources and legal services. Our historical financial statements include allocations to us by Compuware of its costs related to these services. These cost allocations have been determined on a basis that Compuware considers to be a reasonable reflection of the use of services provided or the benefit received by us. These allocations totaled $10.6 million, $10.8 million and $7.5 million for the years ended March 31, 2014, 2013 and 2012, respectively. We do not anticipate any material allocation charges from Compuware after March 31, 2014.
In addition to the cost allocation discussed above, we have previously received research and development and implementation and support services from a group within Compuware commonly referred to as the Global Delivery Organization, or GDO. We entered into this arrangement with Compuware during the quarter ended December 31, 2010. The costs associated with these personnel increased substantially during fiscal 2012 as a result of using the personnel throughout an entire year. The costs associated with these personnel are not included in the allocations described above pertaining to facilities, information technology, tax, internal audit, accounting, finance, human resources and legal services. Compuware has provided these services substantially at cost to us with charges totaling $1.4 million, 17.4 million and $16.3 million for the years ended March 31, 2014, 2013 and 2012, respectively. These costs are included in our operating expenses in the area where the cost was incurred. Effective March 1, 2013, most of the Compuware GDO employees who previously provided services to us became our employees. In January 2014, Compuware sold the portion of its business providing support services to Covisint to Marlin Equities Partners, and therefore, Compuware no longer provides support services to Covisint.
Effective January 1, 2013, Compuware contributed to us substantially all of the assets and liabilities of our business. The contributed assets and liabilities consisted of the assets used solely by our business, including designated contracts with third parties, technology and intellectual property, books and records, certain computer hardware and other equipment, goodwill, all other assets reflected on our balance sheet as of December 31, 2012, and all existing, contingent and future liabilities of our business. Certain assets that are used by both our business and Compuware were retained by Compuware, as were certain designated liabilities that relate to both the business operations of Compuware and our business. With respect to the contributed assets, Compuware has made limited representations as to their sufficiency to enable us to operate our business and the absence of any breaches, violations, defaults or impositions of liens resulting from the contribution. The assets were contributed to us on an “as is, where is” basis, with no other representations or warranties of any kind, express or implied. In addition, we agreed to indemnify Compuware, its affiliates and their respective officers, directors and employees for any losses arising from third-party claims that relate to, or arise or result from, any failure by us to discharge any of the liabilities contributed to and assumed by us. Compuware is not providing indemnification to us for claims by third parties with respect to the contributed assets or liabilities.
As of March 31, 2014, we had a net asset due from Compuware and its affiliates of $2.8 million. For additional information about our relationship with Compuware, see Note 1 to our audited combined and consolidated financial statement in our Annual Report on Form 10-K.
Compuware as our Controlling Shareholder
Compuware currently owns 83% of our common stock. For as long as Compuware or its successor-in-interest continues to control more than 50% of our common stock, Compuware or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, Compuware or its successor-in-interest will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to Compuware or its successor-in-interest.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding stock is required in order for Compuware to continue to include us in its consolidated group for U.S. federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for Compuware to effect a proposed tax-free distribution of us or certain other tax-free transactions. Compuware announced on January 25, 2013 that it plans to distribute its shares of our common stock within one year following the IPO. It is intended that we will be included in Compuware’s consolidated group for U.S. federal income tax purposes immediately following the offering until a proposed tax-free distribution.
Agreements between Compuware and Us
In connection with the IPO and the contribution by Compuware to us of substantially all of the assets and liabilities relating to our business, we have entered into certain agreements with Compuware governing various interim and ongoing relationships between us. These agreements include:

•	a master separation agreement;

•	an employee benefits agreement;

•	a Compuware services agreement;

•	an intellectual property agreement;

•	a registration rights agreement;

•	a shared services agreement; and

•	a tax sharing agreement.
The agreements summarized below are filed as exhibits to our Registration Statement on Form S-1, which became effective on September 25, 2013. We have entered into these agreements with Compuware in the context of our relationship with Compuware as the owner of in excess of 80% of the total voting power of our common stock. The prices and other terms of these agreements will be designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.
Master Separation Agreement
The master separation agreement contains key provisions relating to our ongoing relationship with Compuware. The master separation agreement contains agreements related to the conduct of the IPO and future transactions, and governs the relationship between Compuware and us. Unless otherwise required by the specific provisions of the agreement, the master separation agreement will terminate on a date that is five years after the first date on which Compuware ceases to own shares representing at least 20% of our common stock. The provisions of the master separation agreement related to our cooperation with Compuware in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and Compuware will survive indefinitely.
Future Distribution. Additionally, we have agreed to cooperate, at our expense, with Compuware to accomplish a distribution by Compuware of our common stock intended to qualify as a tax-free transaction, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. Compuware will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. Such determination may take into account, without limitation, the potential impact on a proposed tax-free distribution of a change in control of Compuware. While a distribution may not occur at all, Compuware has confirmed its plans to consummate a tax-free distribution within one year following the IPO. At any time prior to completion of a distribution, Compuware may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.
Anti-Dilution Purchase of our Common Stock. Pursuant to the master separation agreement, Compuware has an ongoing obligation to purchase from us, and we have an obligation to sell to Compuware, such number of shares of our common stock as necessary to prevent Compuware’s voting ownership percentage of our stock from falling below 80.01% following the completion of the IPO. This purchase and sale is effectuated by Compuware and us in connection with such issuance by us of common stock. In connection with this purchase obligation, Compuware will pay a price per share of our common stock equal to the average market price of our common stock over a five-day period before its purchase of our stock or, if such sale prices are unavailable or our common stock is not then so traded, then the value of such shares will be determined in accordance with agreed-upon procedures reasonably satisfactory to Compuware and us. Compuware’s obligation to purchase our common stock from us, and our obligation to sell our common stock to Compuware to maintain Compuware’s ownership percentage in us, will terminate on the earliest of (i) the date of a proposed tax-free distribution, (ii) the end of the day on December 31, 2014, or (iii) the date on which, if the option has been transferred to a subsidiary of Compuware, that subsidiary ceases to be a subsidiary of Compuware.
Indemnification. The master separation agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Covisint business and operations, and generally place on Compuware the financial responsibility for liabilities associated with all of Compuware’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master separation agreement also contains indemnification provisions under which we and Compuware each indemnify the other with respect to material breaches of the master separation agreement or any intercompany agreement.
In addition to our general indemnification obligations described above relating to the current and historical Covisint business and operations, we will indemnify Compuware against liabilities arising from misstatements or omissions in the Company’s prospectus or registration statement, except for misstatements or omissions relating to information that Compuware provided to us specifically for inclusion in the prospectus or the registration statement of which it forms a part. We will also indemnify Compuware against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to Compuware specifically for inclusion in Compuware’s annual or quarterly reports following the IPO, but only to the extent that the information pertains to us or our business or to the extent Compuware provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of Compuware.
In addition to Compuware’s general indemnification obligations described above relating to the current and historical Compuware business and operations, Compuware will indemnify us for liabilities under litigation matters related to Compuware’s business and for liabilities arising from misstatements or omissions with respect to information that Compuware provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. Compuware will also indemnify us against liabilities arising from information Compuware provides to us specifically for inclusion in our annual or quarterly reports following the completion of the IPO offering, but only to the extent that the information pertains to Compuware or Compuware’s business or to the extent we provide Compuware prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.

For liabilities arising from events occurring on or before the time of our IPO, the master separation agreement contains a general release. Under this provision, we release Compuware and its subsidiaries, successors and assigns, and Compuware releases us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and Compuware on the other hand, occurring on or before the time of our IPO, including in connection with the activities to implement the IPO. The general release does not apply to liabilities allocated between the parties under the master separation agreement or other intercompany agreements or to specified ongoing contractual arrangements.
Accounting Matters; Legal Policies. Under the master separation agreement, we agree to use commercially reasonable efforts to use the same independent certified public accountants selected by Compuware and to maintain the same fiscal year as Compuware until such time as Compuware accomplishes a proposed tax-free distribution. We also agree to use commercially reasonable efforts to complete our audit and provide Compuware with all financial and other information on a timely basis such that Compuware may meet its deadlines for filing its annual and quarterly financial statements.
Additionally, until such time as Compuware accomplishes a proposed tax-free distribution, the master separation agreement requires us to comply with all Compuware policies and directives identified by Compuware as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by Compuware.
Employee Benefits Agreement
The employee benefits agreement formalizes the relationship between us and Compuware with respect to the allocation of employment-related and employee benefits liabilities, as well as setting forth the terms and conditions of our employees’ continued participation in certain of Compuware’s employee benefits plans and programs.
Under the employee benefits agreement, we agree to retain or assume specified employment-related and employee benefit liabilities of all Covisint employees, Covisint former employees, or other service providers providing services directly to the Covisint business. Effective April 1, 2014, we established our own health and welfare and retirement programs, and we ended our employees’ participation in the Compuware health and welfare and retirement programs. Any outstanding equity awards granted to a Covisint employee or service provider under a Compuware equity incentive plan will continue under the terms and conditions of such Compuware plan.
The employee benefits agreement may be terminated or amended at any time upon mutual consent of the parties.

Intellectual Property Agreement
The intellectual property agreement formalizes the relationship between us and Compuware with respect to our access and use of certain Compuware intellectual property and with respect to Compuware’s access and use of certain of our intellectual property.

Under the intellectual property agreement, Compuware has granted to us a royalty-free license to use certain Compuware software and a right to access and use certain Compuware-hosted solutions and we have granted Compuware a royalty-free license and right to access and use certain of our solutions. In addition, the licenses and rights granted by both of us include the limited right to grant sublicenses to our affiliates and certain third-party vendors and customers or to permit our affiliates and certain third-party vendors and customers to access and use the hosted solutions covered by this agreement, subject to certain limitations and conditions. The licenses and rights granted under this agreement also cover all updates, enhancements and subsequent versions of the solutions and hosted services licensed or made available under the agreement.
Under the intellectual property agreement, Compuware will indemnify us for any losses arising out of any third-party claims against us alleging that our use of the solutions and hosted services licensed or made available by Compuware to us under the intellectual property agreement infringe the intellectual property rights of that third party, and we will indemnify Compuware for any losses arising out of any third-party claims against Compuware alleging that Compuware’s use of the solutions and hosted services licensed or made available by us to Compuware under the intellectual property agreement infringe the intellectual property rights of that third party. In addition, Compuware will indemnify us for any losses arising out of any third-party claims against us based on Compuware’s breach of the agreement or actions that constitute gross negligence, bad faith or willful misconduct. Similarly, we will indemnify Compuware for any losses arising out of any third-party claims against Compuware based on our breach of the agreement or actions that constitute gross negligence, bad faith or willful misconduct.
Unless otherwise agreed, the licenses and rights granted under the intellectual property agreement will terminate upon such time as Compuware accomplishes a proposed tax-free distribution. At that time, if and to the extent that either of us have granted a sublicense of, or permitted the access and use of, the other party’s solutions and hosted services licensed or made available to one or more of our customers, such sublicenses or rights will terminate. In such event, we and Compuware have agreed to work together to jointly develop and execute a plan to mitigate the effects of any such termination to our customers who may be affected.
Registration Rights Agreement
Under the registration rights agreement, we provide Compuware with certain registration rights because the shares of our common stock held by Compuware after the IPO will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Accordingly, Compuware may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of Compuware, we will use commercially reasonable efforts to register shares of our common stock that are held by Compuware after the closing of the IPO, or subsequently acquired, for public sale under the Securities Act. Compuware may request up to two registrations in any calendar year. We also provide Compuware with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which Compuware may request its shares be included.
Compuware may not transfer its registration rights other than to an affiliate. Compuware’s registration rights will terminate on the earlier of the date on which Compuware has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by Compuware may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by Compuware, except that Compuware will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.
Shared Services Agreement
Under the shared services agreement, Compuware provided us with certain administrative, financial, legal, tax, insurance, facility, information technology and other services during fiscal year 2014. Compuware provides services to us with substantially the same degree of skill and care as such services are performed within Compuware. We pay fees to Compuware for the services rendered based on the number and total cost of the Compuware employees required to provide services, or as otherwise may be agreed. As of April 1, 2014, most administrative, financial, legal, facility, and other services had ceased to be provided by Compuware.

The initial term of the shared services agreement will expire at such a time as Compuware accomplishes a proposed tax-free distribution and will be extended automatically for additional three-month terms unless terminated by one of the parties upon at least 45 days’ prior written notice. Prior to the expiration of the initial term and any subsequent renewal term, we will agree with Compuware to adjust the fees payable for services under the agreement, as necessary, to accurately reflect the level of services we require. Furthermore, Compuware has agreed under the shared services agreement to indemnify us with respect to, our own losses for property damage or personal injury in connection with the services provided to us, to the extent that such losses are caused by the gross negligence, bad faith or willful misconduct of Compuware.
Tax Sharing Agreement
Until December 31, 2012, the Covisint business operated as a division of Compuware and, as a division, our operations were included in the tax returns filed by Compuware’s consolidated group, or the Consolidated Group, for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Compuware and/or certain of its subsidiaries, which we refer to as the Combined Group, for taxes other than U.S. federal income taxes. Effective January 1, 2013, Compuware made a contribution to us of substantially all the assets and liabilities relating to our business and, as a member of the Consolidated Group, our operations have been included in the Consolidated Group since that date for tax periods or portions thereof commencing after such contribution because Compuware has owned at least 80% of the total voting power and value of our outstanding stock. In the event that we were not included in the Consolidated Group, we would no longer join in the filing of the Consolidated Group’s federal income tax returns and would file federal income tax returns separate from the Consolidated Group following the deconsolidation.
Pursuant to the tax sharing agreement, we and Compuware generally will make payments to each other such that, with respect to tax returns for specified taxable periods in which we or any of our subsidiaries are included in a Consolidated Group or in any Combined Group, the amount of taxes to be paid by us or tax reimbursement paid to us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or in any Combined Group filed our own consolidated, combined, unitary or separate tax return. The tax sharing agreement also provides for the allocation between Compuware and Covisint of compensation-related deductions attributable to employee stock options and restricted stock granted to employees of the Covisint business. Compuware may be required to make payments to us in the event that Compuware realizes the tax benefits of such compensation-related deductions. If the projected amount of a tax sharing payment owed by us under the tax sharing agreement or the amount of Covisint tax assets exceeds a threshold amount with respect to a return of a Consolidated Group or any Combined Group, Compuware will provide to us a pro forma draft of the portion of such tax returns that reflect our separate tax liability or the amount of separate tax assets and related materials in order to determine the amount of tax sharing payments or the amount of tax assets under the tax sharing agreement. We will be responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
Compuware will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.
It is intended that we will be included in the Consolidated Group immediately following the IPO and until a proposed tax-free distribution. However, if Compuware were to own less than 80% of the total value of our outstanding stock on account of, for example, exercise of the underwriters’ over-allotment, the exercise of employee stock options or the issuance of additional stock following the offering, such inclusion in the Consolidated Group would cease. Such a deconsolidation could also negatively impact Compuware’s ability to distribute its shares of our common stock to its shareholders in a tax-free transaction. Pursuant to the tax sharing agreement, Compuware, during any part of specified consolidated return years, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) the Covisint business and operations of such year and for any subsequently determined deficiency thereon. In some jurisdictions, each member of a consolidated, combined or unitary group for federal income or state, local or foreign tax purposes is jointly and/or severally liable for the federal income or state, local or foreign tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and Compuware, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any tax liability was incurred, but not discharged, by any other member of the Consolidated Group or any Combined Group.

Compuware announced on January 25, 2013 and subsequently confirmed, that it plans to consummate a Tax-Free Distribution within one year following the IPO. We and Compuware have agreed to set forth our respective rights, responsibilities and obligations with respect to such a tax-free distribution in the tax sharing agreement. We have agreed to cooperate with Compuware and to take any and all actions reasonably requested by Compuware in connection with the announced tax-free distribution. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Compuware’s ability to undertake a proposed tax-free distribution. Once Compuware accomplishes a proposed tax-free distribution, we have agreed not to take certain actions, such as stock issuances, redemptions, certain stock repurchases, amending our articles of incorporation or other organizational documents to affect the voting rights of our stock, mergers or consolidations, liquidations or partial liquidations, asset sales or contributions, or other actions or transactions that could jeopardize the reorganization status of a proposed tax-free distribution within the two years following a proposed tax-free distribution without first obtaining the opinion of tax counsel or a private letter ruling to the effect that such actions will not result in a proposed tax-free distribution failing to qualify as a tax-free transaction. In addition, we generally would be responsible for, among other things, certain taxes imposed under the consolidated return regulations and any taxes (including taxes that could be imposed on Compuware under Section 355(e) of the Code) resulting from the failure of a proposed tax-free distribution to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, certain actions or failures to act by us or certain transactions involving us following a proposed tax-free distribution. Compuware would be responsible for any taxes (including taxes that could be imposed on Compuware under Section 355(e) of the Code) resulting from the failure of a proposed tax-free distribution to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, certain actions or failures to act by Compuware or certain transactions involving Compuware before or after a proposed tax-free distribution. We also generally would be responsible for 50% of taxes attributable to the failure of a proposed tax-free distribution to qualify as a tax-free distribution, and Compuware would be responsible for 50% of such taxes, to the extent such taxes are not attributable to, or do not result from, certain actions or failures to act by either us or Compuware. However, Compuware would have responsibility (and we would have no responsibility) for taxes attributable to the failure of a proposed tax-free distribution to qualify as a tax-free transaction due to a sale or change in ownership of Compuware.

Expense of Soliciting Proxies

The Company will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2014 Annual Meeting of Shareholders, the Proxy Statement, the 2014 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested. The Notice of the 2014 Annual Meeting of Shareholders, the Proxy Statement and the 2014 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We will request that brokers, nominees and other similar record-holders forward proxy materials to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
Proposals of shareholders that are intended to be presented at our 2015 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Suite 700, Detroit, Michigan 48226-5099, no later than March 19, 2015, to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2015 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 29, 2015, but not before April 29, 2015. If the date for the 2015 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2014 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company's proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company's bylaws and the rules of the SEC. We expect the persons named as proxies for the 2015 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

VOTE BY INTERNET
COVISINT CORPORATION ONE CAMPUS MARTIUS SUITE 700 DETROIT, MI 48226	Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COVS2014
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77398-P54992 KEEP THIS PORTION FOR YOUR

DETACH AND RETURN THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVISINT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	________________

Nominees:

01) Bernard M. Goldsmith
02) William O. Grabe
03) Lawrence David Hansen
04) Samuel M. Inman, III
05) Philip F. Lay
06) Robert C. Paul

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M77399-P54992

COVISINT CORPORATION
Annual Meeting of Shareholders
August 27, 2014 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Enrico Digirolamo and Michael A. Sosin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of COVISINT CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on August 27, 2014, live via the Internet, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side.